Exhibit 11

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Statement on Form 1-A of our report dated December 27, 2017, on the balance sheets of NowRx, Inc. as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes to the financial statements. Our report contains an explanatory paragraph regarding NowRx, Inc.’s ability to continue as a going concern.

Fruci & Associates II, PLLC
Spokane, Washington
February 20, 2018